Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	August 4, 2016
(218) 628-2217

IKONICS: AEROSPACE SALES INCREASE MORE THAN 100%, EARNINGS UP FOR THE QUARTER.

DULUTH, MN - IKONICS Corporation (NASDAQ:IKNX), a Duluth-based imaging technology company, announced results for the second quarter of 2016.  Although second quarter sales of $4,200,000 were down 10% from the same period in 2015, IKONICS reported that earnings for the comparable quarter in 2015 increased from $0.01 per diluted share to $0.02 per diluted share in 2016.  Meanwhile, AMS, the company’s aerospace business segment, increased sales by 138% over the second quarter of 2015.

Sales for the first two quarters of 2016 were essentially flat, while earnings for the six-month period improved from a loss of $0.10 per diluted share in 2015 to a loss of $0.08 per diluted share in 2016.

The drop in Export sales of 29% for the quarter and 11% for the first half of the year is primarily attributable to the strong dollar, according to IKONICS CEO Bill Ulland. “Sales for our domestic screen print supply business were also down by 6% for the first half of 2016.”

Ulland said aerospace sales were again a bright spot. “AMS was a counterweight to the declining Export sales, showing a 138% increase for the quarter and 117% increase for the half.   AMS now has two long-term agreements as a supplier to two new Airbus commercial jets.”

“Ikonics Imaging, our awards and recognition unit, also showed marked improvement, with sales up by 12% for the first six months.”

Ulland noted a recent report from NASA indicates that AMS technology may be used to reduce aerodynamic drag in aircraft, thereby lessening fuel consumption and atmospheric carbon dioxide pollution. “Further research is planned with NASA specifically using AMS produced parts. This could be very important to the future of IKONICS.”

“I anticipate that AMS and Ikonics Imaging growth will continue for the rest of year and beyond, to be joined by our automotive technology, DTX. I believe these trends are a validation of our strategic decision to invest our financial and technical resources in new and growing robust markets,” Ulland concluded.

This press release contains forward-looking statements regarding sales, gross profits, net earnings (losses), balance sheet position, industry trends, customer agreements, new products, technologies and business initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of downturns in the aerospace industry, unexpected production delays by the Company’s customers, lack of acceptance of new products and technologies, failure of customers to enter into anticipated agreements, introduction of new products or technologies by competitors, domestic and global economic conditions, inherent risk and uncertainty in the protection of intellectual property rights, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Forms 10-K, and 10-Q, and other reports on file with the SEC.

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NASDAQ Listed: IKNX

IKONICS Corporation

CONDENSED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2016 and 2015

	Three Months Ended		Six Months Ended
	6/30/16	6/30/15	6/30/16	6/30/15
Net Sales	$4,196,578	$4,653,548	$8,209,788	$8,251,437
Cost of goods sold	2,674,367	3,013,806	5,390,903	5,511,020
Gross profit	1,522,211	1,639,742	2,818,885	2,740,417
Operating Expenses	1,472,295	1,445,060	3,089,275	3,016,501
Earnings (loss) from operations	49,916	194,682	(270,390)	(276,084)
Interest Expense	(14,999)	—	(14,999)	—
Other	2,048	1,510	2,162	3,206
Income (loss) before income taxes	36,965	196,192	(283,227)	(272,878)
Income tax expense (benefit)	(2,260)	168,468	(129,640)	(71,655)
Net income (loss)	$39,225	$27,724	$(153,587)	$(201,223)
Earnings (loss) per common share-basic and diluted	$0.02	$0.01	$(0.08)	$(0.10)
Average diluted shares outstanding	2,018,833	2,018,792	2,018,544	2,018,253

Condensed Balance Sheets

As of June 30, 2016 and December 31, 2015

	6/30/2016	12/31/2015
Assets
Current assets	$8,499,835	$6,721,891
Property, plant, and equipment, net	9,160,786	7,957,330
Intangible assets, net	346,335	336,096
	$18,006,956	$15,015,317
Liabilities and Stockholders’ Equity
Current liabilities	$1,123,142	$1,135,102
Deferred income taxes	385,000	385,000
Long-term debt	3,141,424	—
Stockholders’ equity	13,357,390	13,495,215
	$18,006,956	$15,015,317

CONDENSED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2016 and 2015

	6/30/2016	6/30/2015
Net cash provided by operating activities	$528,208	$469,418
Net cash used in investing activities	(5,244,274)	(36,854)
Net cash provided by financing activities	3,268,489	—

Net increase (decrease) in cash and cash equivalents	(1,447,577)	432,564
Cash and cash equivalents at beginning of period	2,248,466	1,936,214

Cash and cash equivalents at end of period	$800,889	$2,368,778